SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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LeapFrog Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LEAPFROG ENTERPRISES, INC.

6401 Hollis Street, Suite 150  Emeryville, CA 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, May 21, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Wednesday, May 21, 2003 at 9:00 a.m. local time at our headquarters for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as independent auditors of LeapFrog for our fiscal year ending December 31, 2003.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 8, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

James P. Curley

Chief Financial Officer and Treasurer

Emeryville, California

April 16, 2003

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street, Suite 150  Emeryville, CA 94608

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of LeapFrog Enterprises, Inc. is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2003 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 8, 2003 will be entitled to vote at the Annual Meeting. On this record date, there were 22,158,539 shares of Class A common stock and 33,989,800 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2003 your shares were registered directly in your name with one of LeapFrog’s transfer agents (Continental Stock Transfer and Trust Company is the transfer agent for our Class A common stock and Maron & Sandler, a Professional Corporation, is the transfer agent for our Class B common stock), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2003 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.	Election of all nine of our directors; and

2.	Ratification of Ernst & Young LLP as independent auditors of LeapFrog for our fiscal year ending 2003.

How do I vote?

You may either vote “For” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LeapFrog. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nine nominees for director and “For” the ratification of Ernst & Young as independent auditors of LeapFrog for our fiscal year ending 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to LeapFrog’s Secretary at 6401 Hollis Street, Suite 150, Emeryville, CA 94608.

3.	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent who holds your shares in street name.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2003, to LeapFrog’s Secretary at 6401 Hollis Street, Suite 150, Emeryville, CA 94608. You are also advised to review LeapFrog’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-vote. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions).

How many votes are needed to approve each proposal?

•	For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, the ratification of the selection by the Audit Committee of the board of directors of Ernst & Young as independent auditors of LeapFrog for our fiscal year ending December 31, 2003, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting or by proxy there is represented the holders of outstanding shares of Class A and Class B common stock entitled to cast a majority of the votes which could be cast by all outstanding shares of Class A and Class B common stock voting together as a class. On the record date, there were 22,158,539 shares of Class A common stock outstanding and 33,989,800 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of 362,056,539 votes. Thus shares representing at least 181,028,270 votes must be represented at the meeting or by proxy to have a quorum.

Your votes will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you own as of April 8, 2003, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you own as of April 8, 2003.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Controlling Stockholders

As of March 11, 2003, Knowledge Universe and its affiliates had approximately 87% of the voting power of our outstanding stock. As a result, Knowledge Universe and its controlling owners control the election of all members of our board of directors and all other matters submitted to a vote of our stockholders.

Knowledge Universe is jointly controlled by Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken, who formed Knowledge Universe to build, through a combination of internal development and acquisitions, leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation and a director of Knowledge Universe. Lowell J. Milken is Vice Chairman of the board of directors of Knowledge Universe. Michael R. Milken is Chairman of the board of directors of Knowledge Universe.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s common stock as of March 11, 2003 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of its common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our common stock, as the case may be, and Schedules 13D and 13G filed with the Securities and Exchange Commission, or SEC. Except as otherwise noted below, the address for each person listed on the table is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Suite 150, Emeryville, California 94608-1071.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is March 11, 2003. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Ownership of Our Common Stock (continued)

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
	Class A	Class B	Total	Class A	Class B	Total(2)
Entities affiliated with Knowledge Universe(4)	—	31,636,962	31,636,962	—	93.1%	56.6%	87.4%
Lawrence J. Ellison(5)	—	31,636,962	31,636,962	—	93.1	56.6	87.4
Michael R. Milken(5)	—	31,636,962	31,636,962	—	93.1	56.6	87.4
Lowell J. Milken(5)	—	31,636,962	31,636,962	—	93.1	56.6	87.4

Federated Investors, Inc. Federated Investors Towers Pittsburgh, PA 1522-3779(6)	2,159,050	—	2,159,050	9.9%	—	3.9	*

FMR Corp. 82 Devonshire Street Boston, MA 02109(7)	1,476,200	—	1,476,200	6.7	—	2.6	*

Gilder, Gagnon & Howe LLC 1775 Broadway, 26th Floor New York, NY 10019(8)	3,424,782	—	3,424,782	15.7	—	6.1	*

Michael C. Wood(9)	1,302,312	2,352,838	3,655,150	5.8	6.9	6.5	6.9

Thomas J. Kalinske(10)	177,444	252,320	429,764	*	*	*	*

Paul A. Rioux(11)	414,374	—	414,374	1.9	—	*	*

Timothy M. Bender(12)	245,681	—	245,681	1.1	—	*	*

Stewart A. Resnick(13)	96,274	—	96,274	*	—	*	*

James P. Curley(14)	79,083	—	79,083	*	—	*	*

Steven B. Fink(15)	40,284	25,000	65,284	*	*	*	*

Sarina D. Simon(16)	31,944	—	31,944	*	—	*	*

Stanley E. Maron(17)	16,954	—	16,954	*	—	*	*

Barry Munitz(18)	8,819	—	8,819	*	—	*	*

Jeffrey Berg(19)	6,944	—	6,944	*	—	*	*

All directors and executive officers as a group (14 persons)(20)	3,784,447	2,630,158	6,414,605	15.7	18.9	11.0	8.3

*	Less than one percent.

(1)	Based on 21,881,430 shares of Class A common stock and 33,989,800 shares of Class B common stock outstanding as of March 11, 2003.

(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis assuming the conversion of all Class B common stock to Class A common stock.

(3)	These percentages reflect the different voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.

(4)	Includes:

•	15,901,027 shares of Class B common stock owned by Knowledge Universe II LLC;

•	9,735,935 shares of Class B common stock owned by Knowledge Kids, L.L.C. (“Knowledge Kids”); and

•	6,000,000 shares of Class B common stock owned by Knowledge Universe Learning Group, LLC.

Knowledge Universe II LLC, Knowledge Kids and Knowledge Universe Learning Group, LLC are either direct or indirect wholly owned subsidiaries of Knowledge Universe.

Includes 490,770 shares of Class B common stock that may be acquired by other persons within 60 days of March 11, 2003 under options granted by Knowledge Kids, including the options granted to Messrs. Kalinske and Fink described in footnotes 10 and 15. Knowledge Universe shares voting and investment power with respect to these shares with the holders of the options.

The address for entities affiliated with Knowledge Universe is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(5)	Messrs. Ellison, M. Milken and L. Milken may each be deemed to control Knowledge Universe. As a result, Messrs. Ellison, M. Milken and L. Milken may each be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership, of shares of our capital stock owned directly or indirectly by Knowledge Universe.

The address for Messrs. Ellison, M. Milken and L. Milken is c/o Knowledge Universe, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(6)	Based solely on information provided in a Schedule 13G filed on March 10, 2003 by Federated Investors, Inc. (the “Federated 13G”). Federated Investors, Inc. (“Parent”) filed the Federated 13G because it is the parent holding company of Federated Investment Management Company, Federated Investment Counseling and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in LeapFrog. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees joined in filing the Federated 13G because of the collective voting control that they exercise over the Parent.

(7)	Based solely on information provided in a Schedule 13G/A filed on March 10, 2003 by FMR Corp. (the “FMR 13G”). According to the FMR 13G, FMR Corp. has voting power with respect to 193,100 shares of Class A common stock and has dispositive power with respect to 1,476,200 shares of Class A common stock. Fidelity Management & Research Company (“Fidelity”) a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,283,100 shares of Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 58,200 shares Class A common stock as a result of its serving as investment manager of institutional accounts. Fidelity International Limited, Pembroke Hall, a Bermudan joint stock company and an investment adviser to various investment companies and certain institutional investors, is identified in the FMR 13G as a beneficial owner of the 134,900 shares of Class A common stock.

(8)	Based solely on information provided in a Schedule 13G filed on March 10, 2003 by Gilder, Gagnon & Howe LLC (“GG&H”). The shares reported include 3,137,213 shares held in customers’ accounts over which partners and/or employees of GG&H have discretionary authority to dispose of or direct the disposition of the shares; 247,980 shares held in accounts owned by the partners of GG&H and their families, and 39,589 shares held in the account of the profit-sharing plan of GG&H.

(9)	Includes:

•	672,987 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003; and

•	35,687 shares of Class A common stock held by his wife.

(10)	Includes:

•	97,222 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003; and

•	252,320 shares of Class B common stock presently held by Knowledge Kids or issuable upon exercise of warrants held by Knowledge Kids, which may be acquired within 60 days after March 11, 2003 by Mr. Kalinske upon the exercise of a call option that Knowledge Kids has granted to Mr. Kalinske. Mr. Kalinske shares voting and investment power with respect to these shares with Knowledge Universe.

(11)	Includes:

•	402,832 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003; and

•	500 shares of Class A common stock held by his daughter.

(12)	Includes 217,699 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003.

(13)	Includes 6,944 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003. The address for Mr. Resnick is c/o Roll International Corporation, 11444 West Olympic Boulevard, Los Angeles, California 90064.

(14)	Includes 78,541 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003.

(15)	Includes:

•	40,284 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003; and

•	25,000 shares of Class B common stock presently held by Knowledge Kids which may be acquired within 60 days of March 11, 2003 by Mr. Fink upon the exercise of a call option that Knowledge Kids has granted to Mr. Fink. Mr. Fink shares voting and investment power with respect to these shares with Knowledge Universe.

The address for Mr. Fink is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(16)	Includes 31,944 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003. The address for Ms. Simon is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(17)	Includes 16,954 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003. The address for Mr. Maron is 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

(18)	Includes 8,819 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003. The address for Dr. Munitz is c/o The J. Paul Getty Trust, 1200 Getty Center Drive, Suite 400, Los Angeles, California 90049.

(19)	Includes 6,944 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003. The address for Mr. Berg is c/o International Creative Management, Inc., 8942 Wilshire Boulevard, Beverly Hills, California 90211.

(20)	See footnotes 9 through 19 above, as applicable. Also includes an additional 656,523 shares of Class A common stock held by our executive officers who are not named executive officers as well as 707,811 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days after March 11, 2003 held by executive officers who are not named executive officers.

PROPOSAL ONE

ELECTION OF DIRECTORS

LeapFrog’s board of directors consists of nine directors. There are nine nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these directors was elected by the stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by LeapFrog’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table sets forth information as of March 11, 2003 with respect to the nominees for election to our board of directors:

Nominees

Name	Age	Principal Occupation/Position Held With LeapFrog
Michael C. Wood	50	Founder, Chief Executive Officer, President, Vice Chairman and Director
Thomas J. Kalinske	58	Chairman and Director, President of Knowledge Universe, L.L.C.
Paul A. Rioux	57	Vice Chairman, Acting Chief Operating Officer and Director
Jeffrey Berg	55	Chairman and Chief Executive Officer of International Creative Management, Inc.
Steven B. Fink	52	Chief Executive Officer of Lawrence Investments, LLC
Stanley E. Maron	54	Senior Partner of Maron & Sandler, a Professional Corporation
Barry Munitz	61	President and Chief Executive Officer of The J. Paul Getty Trust
Stewart A. Resnick	66	Chief Executive Officer and Chairman of the Franklin Mint Company
Sarina D. Simon	53	Chief Executive Officer of Knowledge Kids Network, Inc.

Michael C. Wood founded LeapFrog in 1995 and has served as our Chief Executive Officer since March 2002 and as our President and Vice Chairman of our board of directors since September 1997. He served as the Chief Executive Officer of LeapFrog RBT, LLC, our predecessor limited liability company, from its inception in January 1995 until September 1997. Before founding LeapFrog, Mr. Wood served as partner at Cooley Godward LLP, a national law firm, where he specialized in venture capital and emerging technology law. Mr. Wood also serves on the board of directors of Sangamo BioSciences, Inc., a biotechnology company. He earned his B.A. at Stanford University and also has a J.D. from the University of California, Hastings College of the Law, and an M.B.A. from the University of California, Berkeley.

Thomas J. Kalinske has served as the Chairman of our board of directors since September 1997 and served as our Chief Executive Officer from September 1997 to March 2002. Since 1996, he has served as the President of Knowledge Universe, L.L.C. (“Knowledge Universe”). From 1990 to 1996, Mr. Kalinske served as President and Chief Executive Officer of Sega of America. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc. Mr. Kalinske has served as Chairman of the Toy Manufacturers Association of America, and in 1997, he was inducted into the Toy Industry Hall of Fame. He also is a member of the board of the Milken Family Foundation, the National Foundation for the Improvement of Education and the RAND Education Board. He earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona.

Paul A. Rioux was elected to our board of directors in January 2001, has served as our Vice Chairman since January 2001 and became our Acting Chief Operating Officer in October 2002 after implementing our planning, manufacturing and operating strategy since January 2001. Mr. Rioux worked as an independent consultant from June 1999 to December 2000, and worked almost exclusively for us in that capacity from August 2000 to December 2000. Prior to joining us, Mr. Rioux also served as President of Universal Studios New Media Group, the technology, Internet and video games business unit of Universal Studios, from May 1996 to May 1999. Prior to that, he worked at Sega of America from 1989 to 1996, most recently as an Executive Vice President. Mr. Rioux also served as Chief Operating Officer of Wonderline Toys, Inc. from 1986 to 1988 and worked at Mattel, Inc.’s Toys and Electronics divisions from 1973 to 1985, most recently as its Senior Vice President. Mr. Rioux has a B.S. and an M.S. from the California State University at Northridge.

Jeffrey Berg was elected to our board of directors in July 2002. Since 1985, Mr. Berg has been Chairman and Chief Executive Officer of International Creative Management, Inc., a talent and literary agency representing clients in the field of publishing, motion pictures, television, music, theater and news and public affairs. He is currently on the board of directors of Oracle Corporation, an enterprise software company, and of the American Film Institute, and serves on the board of visitors of The Anderson School of Management at the University of California, Los Angeles. In the past, Mr. Berg was co-chair of the California Information Technology Council, a member of the California Entertainment Commission and the President of the Executive Board of the College of Letters and Sciences at the University of California, Berkeley. He has also lectured on management and finance in the arts at The London School of Economics. In 1991, he was awarded the Cavaliere Ufficiale of the Order of Merit of the Republic of Italy. Mr. Berg earned a B.A. from the University of California, Berkeley, and a Master of Liberal Arts from the University of Southern California. Mr. Berg has served as the Chairman of our Audit Committee and a member of our Compensation Committee since July 2002.

Steven B. Fink was elected to our board of directors in March 1999. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, LLC, a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe, a position he has held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as Non-executive Chairman of the Board of Spring Group plc, an information technology services company in the United Kingdom affiliated with Knowledge Universe, and a director of Nextera Enterprises. Mr. Fink also serves on the boards of directors of privately held companies, and he is a member of the board of trustees of Barnard College, Columbia University. Mr. Fink has a B.S. from the University of California, Los Angeles and a J.D. and an L.L.M. from New York University.

Stanley E. Maron was elected to our board of directors in September 1997. Since 1994, he has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger, serving the firm from 1975 to 1994. Mr. Maron received a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron currently serves as a director of Nextera Enterprises, Inc. and also serves as an officer and director of privately held companies affiliated with Knowledge Universe.

Barry Munitz was elected to our board of directors in July 2002. Since 1998, Dr. Munitz has served as President and Chief Executive Officer of The J. Paul Getty Trust, which includes the Art Museums, Research Institute, Conservation Institute, Grant Program, educational initiatives and a large endowment portfolio. From 1991 to 1998, Dr. Munitz was Chancellor of the California State University, the largest senior university system in the United States, and he is currently a professor of English at its Los Angeles campus. He is a member of the board of trustees of Princeton University, the board of directors of SLM Corporation, a provider of student loans more commonly known as “Sallie Mae,” and the board of directors of KB Homes, a leading U.S. and European residential builder. Dr. Munitz also is a member of the executive committee of Southern California’s public television station, a Fellow of the American Academy of Arts and Sciences and a member of the visiting committees of Harvard University’s and Princeton University’s art museums. In the past, he was Chairman of the American Council on Education, Chairman of the California Education Round Table, Academic Vice President at the University of Illinois system and Chancellor of the University of Houston. He also served as Vice Chair of the Commission on National Investment in Higher Education. On February 10, 1999, the Office of Thrift Supervision, a bureau of the U.S. Department of the Treasury, issued an order restraining and enjoining certain former officers and directors of United Savings Association of Texas and United Financial Group, Inc., including Dr. Munitz, from engaging in certain specified activities with respect to insured depository institutions. The order expired by its terms on February 9, 2002. Dr. Munitz earned a B.A. from Brooklyn College and has an M.A. and Ph.D. from Princeton University. Dr. Munitz has served as the Chairman of our Compensation Committee and a member of our Audit Committee since July 2002.

Stewart A. Resnick was elected to our board of directors in July 2002. Since 1985, Mr. Resnick has served as Chief Executive Officer and Chairman of the Franklin Mint Company. Since 1962, Mr. Resnick has also served as President and Chairman of the board of directors of Roll International Corporation. Through various divisions and affiliates, Roll International owns Teleflora, a flowers-by-wire business, and Paramount Agribusiness, a large California grower and processor of nuts, citrus fruits and pomegranates, and is involved in the real estate business. Mr. Resnick is a member of the Executive Board of the University of California, Los Angeles, Medical Sciences, and of the Advisory Board of the Anderson School of Management at the University of California, Los Angeles, and he is affiliated with the SEI Center for Advanced Studies in Management of the Wharton School at the University of Pennsylvania. He currently serves as a Trustee of Bard College and as a Trustee of Conservation International. Mr. Resnick has a B.S. and a J.D. from the University of California, Los Angeles. Mr. Resnick has served as a member of our Compensation Committee and Audit Committee since July 2002.

Sarina D. Simon was elected to our board of directors in September 1997. Since January 1999, Ms. Simon has served as Chief Executive Officer of Knowledge Kids Network, Inc., an affiliate of Knowledge Universe. She also serves as Chief Executive Officer of Knowledge Kids Media Holdings, Inc. and Knowledge Kids Media Group, Inc., both of which are affiliates of Knowledge Universe. From April 1997 to January 1999, Ms. Simon was Senior Vice President of Content Research and Development for Knowledge Universe, and from May 1996 to March 1997, she was an independent consultant for various interactive media and education companies, including Universal Studios New Media, Gateway Learning Corporation, and Cloud 9 Interactive. Previously, she was President of Philips Media Home and Family Entertainment, a division of Philips Electronics. Prior to joining Philips, she was Editor-in-Chief of Lowell House, a publisher of children’s and nonfiction adult books. Prior to that, she was an Executive Producer at the Walt Disney Company. Ms. Simon is the author of a number of parenting, educational and children’s books. During her tenure at Philips Media Home and Family Entertainment and Knowledge Kids Network, those companies’ products received more than 100 industry and media awards, including the Cine Golden Eagle, Parents Choice, Association of Educational Publishers Distinguished Achievement, Home PC Top 100 and New York Festivals Silver. Ms. Simon has a B.A. from Sarah Lawrence College and an M.A. from Columbia University Teachers College.

The Board of Directors Recommends

A Vote in Favor of Each Named Nominee.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2002, the board of directors held nine meetings and acted by unanimous written consent two times. The board of directors has an Audit Committee and a Compensation Committee. The board of directors does not have a nominating committee.

The Audit Committee of our board of directors oversees LeapFrog’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on LeapFrog’s engagement team as required by law; reviews the financial statements to be included in LeapFrog’s annual report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of LeapFrog’s quarterly financial statements. Three directors comprise the Audit Committee: Dr. Munitz and Messrs. Berg and Resnick. It met three times during our 2002 fiscal year. All members of LeapFrog’s Audit Committee are independent (as independence is currently defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards). The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

The Compensation Committee reviews and approves the overall compensation strategy and policies for LeapFrog. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of LeapFrog’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of LeapFrog’s Chief Executive Officer; and administers LeapFrog’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. From January 2002 through June 2002 our Compensation Committee was comprised of three directors: Messrs. Kalinske, Fink and Wood. As of July 2, 2002, three non-employee directors comprised the Compensation Committee: Dr. Munitz and Messrs. Berg and Resnick. The Compensation Committee met three times during our 2002 fiscal year and acted by unanimous written consent two times.

During the fiscal year ended December 31, 2002, each board member attended 75% or more of the aggregate of the meetings of the board, and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

COMPENSATION OF DIRECTORS

Each non-employee director of LeapFrog receives a per meeting fee of $1,500 for each board of directors and committee meeting attended, provided that if there is a board meeting and a committee meeting on the same day, only one per meeting fee is paid for both meetings. In the fiscal year ended December 31, 2002, the total compensation paid to non-employee directors was $34,500. The members of the board of directors are also eligible for reimbursement for their expenses incurred in attending board meetings in accordance with LeapFrog’s policy.

Each non-employee director of LeapFrog also receives stock option grants under the 2002 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. Only non-employee directors of LeapFrog are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the company not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Upon election to LeapFrog’s board of directors, a non-employee director is granted an initial option to purchase 25,000 shares of LeapFrog’s Class A common stock. On July 1 of each year (or the next business day if that date is a legal holiday), each member of

LeapFrog’s board of directors who is not an employee of LeapFrog is automatically granted an option to purchase 10,000 shares of LeapFrog’s Class A common stock under the Directors’ Plan. In addition, each non-employee director serving at the time of the adoption of the Directors’ Plan in July 2002 received an option to purchase 25,000 shares of Class A common stock under the terms of the Directors’ Plan. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the option on the date of the option grant. Options granted under the Directors’ Plan may be exercised in accordance with the vesting schedule for such options. Options granted under the Directors’ Plan vest in equal monthly installments over a three year period in accordance with its terms. The term of options granted under the Directors’ Plan is ten years. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving LeapFrog, the vesting of each option will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates; provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change-in-control).

Under the terms of the Directors’ Plan, we granted an option for 25,000 shares to each of Messrs. Berg, Fink, Maron and Resnick, Dr. Munitz and Ms. Simon at an exercise price of $12.50 per share during the fiscal year ended December 31, 2002. The fair market value of such common stock on the date of grant was $12.50 per share. As of March 11, 2003, no options had been exercised under the Directors’ Plan.

In July 2002, Dr. Munitz entered into an advisory board services agreement with LeapFrog and was appointed as a member of our Education Advisory Board. Pursuant to the agreement, Dr. Munitz performs advisory services that include attendance at two full-day meetings of the Education Advisory Board each year, and are the equivalent of five business days each year on various projects as agreed upon between LeapFrog and Dr. Munitz. Dr. Munitz was granted an option under our 2002 Equity Incentive Plan to purchase 10,000 shares of our Class A common stock in connection with his service on our Education Advisory Board, which option vests in monthly installments over a four-year period beginning in July 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Compensation Committee of the board of directors is composed of Dr. Munitz and Messrs. Berg and Resnick. Prior to our initial public offering in July 2002, the Compensation Committee was composed of Messrs. Wood, Kalinske and Fink. Mr. Wood was an employee director, Mr. Kalinske was a non-employee director until April 1, 2002, at which point he became an employee director, and Mr. Fink was a non-employee director. During this period the board of directors approved decisions regarding the compensation of our executive officers. Additionally, in 2000, Mr. Wood, purchased 609,756 shares of our Class A common stock and, in connection with the purchase of these shares, executed a promissory note payable to us in the principal amount of approximately $1.8 million. This note was paid in full in January of 2003. During 2002, Mr. Fink served as a Vice Chairman of Knowledge Universe, and Mr. Kalinske served as President of Knowledge Universe. In August 1999, we purchased a 19.9% ownership interest in Knowledge Kids Media Group, Inc., an affiliate of Knowledge Universe, for approximately $2.0 million. Knowledge Kids Media Group owns substantially all of the voting power of Knowledge Kids Network, Inc. Mr. Kalinske also serves as a director of Knowledge Kids Network. Ms. Simon, one of our directors, is the Chief Executive Officer of Knowledge Kids Media Group and Knowledge Kids Network.

On March 16, 2001, we entered into an agreement with Knowledge Kids Network in which Knowledge Kids Network agreed to develop content and provide technical services in connection with our LeapPad interactive books, in exchange for project-specific fees. During the year ended December 31, 2002, we paid Knowledge Kids Network an aggregate sum of approximately $658,000 pursuant to the agreement.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires LeapFrog’s directors and executive officers, and persons who own more than ten percent of a registered class of LeapFrog’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of LeapFrog. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To LeapFrog’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that (a) Explore Holdings LLC failed to file a report disclosing that it: (1) sold 132,000 shares of its LeapFrog Class A common stock on January 21, 2003; and (2) distributed its remaining LeapFrog Class A common stock to its members pursuant to its operating agreement on or about January 21, 2003; and (b) Dr. Munitz inadvertently reported an incorrect number of shares beneficially owned on the Form 3 report that was timely filed on June 24, 2002 due to an administrative error by LeapFrog that resulted in the omission of an option grant that was made to Dr. Munitz on July 21, 2002. This error was corrected by amending the previous Form 3 report.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee of the board of directors is responsible for providing independent, objective oversight of LeapFrog’s accounting functions and internal controls. The Audit Committee acts under a written charter first adopted and approved by the board of directors in May 2002. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.

The Audit Committee consists of three directors, each of whom are independent directors in accordance with the rules and regulations of the New York Stock Exchange. Consistent with the New York Stock Exchange’s independent director and audit committee listing standards, as amended on December 1999, a director will not be considered “independent” if, among other things, the director:

•	has been employed by LeapFrog or its affiliates in the current or past three years;

•	has an immediate family member who is, or has been in the past three years, employed by LeapFrog or its affiliates as an executive officer;

•	is employed as an executive of another entity when any of LeapFrog’s executives serve on that entity’s compensation committee; or

•	has, in the current or past three years, had a direct business relationship, or been a partner, controlling stockholder or an executive officer of an organization that has a business relationship, with LeapFrog, including commercial, industrial, banking, consulting, legal, accounting or other relationships, unless the board of directors determines in its business judgment that the relationship does not interfere with that director’s exercise of independent judgment.

The responsibilities of the Audit Committee include recommending to the board an accounting firm to be engaged as LeapFrog’s independent auditors and pre-approving any non-audit services provided by LeapFrog’s independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with LeapFrog management, LeapFrog internal audit personnel, and the independent auditors regarding the following:

•	the plan for, and the independent auditors’ report on, each audit of LeapFrog’s consolidated financial statements;

•	LeapFrog’s financial disclosure documents, including all financial statements, and reports filed with the SEC or sent to stockholders;

•	changes in LeapFrog’s accounting practices, principles, controls or methodologies, or in LeapFrog’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of LeapFrog’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at LeapFrog that promotes ethical behavior.

The Audit Committee is responsible for recommending to the board of directors that LeapFrog’s financial statements be included in LeapFrog’s annual report. The Audit Committee took a number of steps in making this recommendation for 2002. First, the Audit Committee discussed with Ernst & Young LLP, LeapFrog’s independent auditors for 2002, those matters Ernst & Young communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

Second, Ernst & Young provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young the firm’s independence.

Finally, the Audit Committee has reviewed and discussed the audited consolidated financial statements for 2002 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, United States Auditing Standards Section 380,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications,” which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Based on the discussions with Ernst & Young concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that these financial statements be included in LeapFrog’s 2002 annual report on Form 10-K filed with the SEC.

Audit Committee:

Jeffrey Berg (Chairman)

Barry Munitz

Stewart A. Resnick

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)

The Compensation Committee of the board of directors is composed of Dr. Munitz and Messrs. Berg and Resnick, each of whom is a non-employee director within the meaning of Section 16 of the Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, or the Code.

Compensation Philosophy

The Compensation Committee sets the salaries of the executive officers, establishes the annual executive and employee bonus plans and specific company-wide and individual executive performance objectives, approves executive bonus payments, and makes stock option grants. The Compensation Committee ensures competitive alignment of executive compensation packages to enable LeapFrog to attract and retain high quality executive officers and other key employees, reward them for LeapFrog’s success and motivate them to enhance long-term stockholder value. Key elements of the philosophy are:

•	LeapFrog pays base salary that is competitive with levels in effect at companies in the San Francisco Bay Area with which the company competes for talent. We look at published compensation survey salary data for comparable companies in the $250 million to $999 million revenue range and establish salary targets at the 50th percentile.

•	LeapFrog maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating results and to generate rewards that maintain total compensation at competitive levels.

•	LeapFrog provides sufficient equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the company’s business challenges and opportunities as owners and not just as employees.

Executive Compensation

Base Salary.    The Compensation Committee annually reviews each executive officer’s base salary, considering individual and company performance, levels of responsibility, past experience and skills and competitive pay practices.

Executive Bonuses.    The Senior Executive Compensation Plan, an annual award plan, is a variable pay program for officers and vice presidents of LeapFrog to earn additional annual compensation. The actual incentive award earned depends on the extent to which LeapFrog and individual performance objectives are achieved. The Compensation Committee reviews and approves the annual performance objectives for the company and individual officers. Officers determine individual objectives for vice presidents. Messrs. Wood, Kalinske and Rioux are not participating in this plan since they received new employment agreements with statements of individual bonus opportunities in 2002. In 2002, company performance objectives were based on the achievement of specified net sales and net income targets.

Participating executives were also eligible to receive an additional bonus opportunity for attaining two higher company performance objectives. These elevated goals were achieved in 2002. LeapFrog executives, including the Chief Executive Officer, evaluated each participant, and bonus recommendations were made to the Compensation Committee and board of directors for approval. These elevated goals were also based on specified net sales and net income targets for 2002.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Long-Term Incentives.    The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of the executive officers with the long-term interests of the stockholders and encourages officers to remain employed with LeapFrog. Grants made to executives from the 2002 Equity Incentive Plan typically have a four-year vesting period and are made at 100% of the fair market value at close of the market on the business day immediately preceding the date of grant. Executives receive value from these grants only if LeapFrog’s Class A common stock appreciates over the long-term. The size of option grants is determined by the Compensation Committee and is based on competitive practices at companies in the San Francisco Bay Area with which LeapFrog competes for talent, anticipated future contribution and ability to impact LeapFrog’s results, past performance and alignment within the employee’s peer group. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with LeapFrog and to strive to increase the value of LeapFrog’s Class A common stock.

Chief Executive Officer Compensation

Mr. Kalinske served as our Chief Executive Officer from January 2002 to March 2002. During that period, Mr. Kalinske’s compensation was determined and paid by Knowledge Universe and accordingly was not determined by the Compensation Committee.

Mr. Wood was appointed our Chief Executive Officer as of April 2002. Pursuant to his employment agreement with us, the payment of his annual salary as our President and Chief Executive Officer of $265,000 was retroactive to January 1, 2002. Following the Compensation Committee’s review of his pay on July 1, 2002, Mr. Wood’s base salary was set at $273,000 through June 2004. The adjustment represented an annual increase that Mr. Wood was eligible to receive just prior to the time his employment agreement was amended. Mr. Wood was awarded a special bonus of $60,000, paid upon his signing of an amended and restated employment agreement, and an annual incentive bonus of $135,000, earned in calendar year 2002, per the terms of his amended agreement.

Mr. Wood’s compensation in 2002 was based on a number of factors, including his position as Chief Executive Officer, his pre-existing compensation, his overall commitment to LeapFrog, the growth of LeapFrog’s business, the successful completion of our initial public offering and the listing of our stock on the New York Stock Exchange, and our achievement of net sales and net income goals for 2002.

Compliance with Internal Revenue Code Section 162(m)

The Compensation Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation of $1.0 million on the compensation of a public corporation’s Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer). However, such executive compensation received pursuant to the exercise of stock options granted under the 2002 Equity Incentive Plan during the “Reliance Period” (as defined below) will not be subject to the limitation of Section 162(m). The Reliance Period is a period of time immediately following the date of the initial public offering of LeapFrog’s Class A common stock that ends upon the earliest of the following dates: (i) the expiration of the 2002 Equity Incentive Plan on May 23, 2012; (ii) the first material modification of the 2002 Equity Incentive Plan (including an increase in the shares of common stock reserved for issuance under the Plan); (iii) the issuance of all of the shares of Class A common stock reserved for issuance under the 2002 Equity Incentive Plan; and (iv) the date of the first meeting of stockholders of the LeapFrog in 2006 at which directors are to be elected. Prior to the end of the Reliance Period, the Compensation Committee intends to submit the material terms of the 2002 Equity Incentive Plan to LeapFrog’s stockholders for approval, in which case all subsequent grants will be excepted from the limitation of Section 162 as qualified performance-based compensation, provided that such grants have exercise prices of no less than 100% of fair market value on the date of grant and do not exceed a calendar year limit for the executive officer that is set forth in the 2002 Equity Incentive Plan. LeapFrog generally intends to grant stock options to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

Conclusion

Through the plans described above, a significant portion of LeapFrog’s compensation program and Mr. Wood’s compensation are contingent on company performance, and realization of benefits is closely linked to increases in long-term stockholder value. LeapFrog remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the LeapFrog’s business may result in highly variable compensation for a particular time period.

Compensation Committee:

Barry Munitz (Chairman)

Jeffrey Berg

Stewart Resnick

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table shows for 2001 and 2002, compensation awarded or paid to, or earned by, LeapFrog’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2002, also referred to as the “named executive officers”:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Securities Underlying Options
Name and Principal Positions	Year(1)	Salary			Bonus
Michael C. Wood Chief Executive Officer, President, Vice Chairman and Director	2002 2001	$ $	268,250 262,000		$ $	195,000 152,500	(2) (3)	— —

Thomas J. Kalinske Chairman and Director	2002 2001	$ $	265,000 265,000	(4) (4)		$135,000 —	(5)	250,000

Paul A. Rioux Acting Chief Operating Officer, Vice Chairman and Director	2002 2001	$ $	437,041 485,000		$ $	135,000 137,100	(5) (3)	150,000 372,000

Timothy M. Bender President, Worldwide Consumer Group	2002 2001	$ $	250,000 240,000		$ $	125,000 120,000	(5) (3)	50,000 50,000

James P. Curley Chief Financial Officer and Assistant Secretary	2002 2001	$ $	250,000 20,833	(6)		$125,000 —	(5)	250,000 —

(1)	As permitted by the rules promulgated by the SEC, no amounts are shown for 2000.
(2)	Includes a bonus amount of $135,000 earned in 2002 and paid in 2003, and a bonus amount of $60,000 related to the signing in April 2002 of Mr. Wood’s amended and restated employment agreement relating to his services as our Chief Executive Officer and President. For additional discussion of this agreement, see “Employment Agreements.”
(3)	Includes bonus amounts earned in 2000 and paid in 2001 and bonus amounts earned in 2001 and paid in either 2001 or 2002. Of these totals, the bonus amounts earned in 2001 were $92,500 by Mr. Wood, $122,100 by Mr. Rioux and $70,000 by Mr. Bender.
(4)	In 2001, Mr. Kalinske was paid by Knowledge Universe for services rendered to us and other Knowledge Universe affiliates. Although not specifically allocated at the time of Mr. Kalinske’s receipt of compensation, Knowledge Universe estimates that approximately $265,000 of the compensation paid to Mr. Kalinske in 2001 by Knowledge Universe is attributable to the services he provided to us. In April 2002, we entered into an employment agreement with Mr. Kalinske, pursuant to which Mr. Kalinske serves as the Chairman of our board of directors, and we pay him $265,000 in annual salary. For additional discussion of this agreement, see “Employment Agreements.”
(5)	A bonus amount earned in 2002 and paid in 2003.
(6)	Mr. Curley joined LeapFrog in December 2001.

Stock Option Grants And Exercises

We grant options to our executive officers under our 2002 Equity Incentive Plan, or Incentive Plan. As of March 11, 2003, options to purchase a total of 8,838,587 shares were outstanding under the Incentive Plan and options to purchase 4,191,079 shares remained available for grant under the plan. All stock options were granted at an exercise price equal to their fair market value on the date of grant.

Option Grants in 2002

The following table sets forth each grant of stock options made during the year ended December 31, 2002, to each of the named executive officers. We did not grant any stock appreciation rights to the named executive officers during 2001 or 2002.

The options granted to the named executive officers in 2002 were granted under our Stock Option Plan, which was amended and restated effective upon the completion of our initial public offering as our 2002 Equity Incentive Plan. All options granted to the named executive officers are options to purchase Class A common stock and are nonstatutory stock options under applicable IRS regulations, as opposed to incentive stock options. Upon designated change in control events of LeapFrog, if the surviving entity does not agree to assume the options, vesting will accelerate as to all shares that are then unvested. Options generally expire ten years from the date of grant.

The exercise price per share of each option granted was equal to the fair market value of the underlying Class A common stock as determined by our board of directors on the date of the grant.

Potential realizable values are computed by (1) multiplying the number of shares of Class A common stock subject to a given option by the fair market value (as such term is defined in the Incentive Plan) of our Class A common stock on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2002	Exercise Price per Share	Expiration Date
Name					5%	10%
Michael C. Wood	—	—	—	—	—	—
Thomas J. Kalinske	250,000	6.4%	$12.50	4/11/12	$1,965,295	$4,980,445
Paul A. Rioux	150,000	3.8%	$12.50	12/31/11	$1,138,220	$2,861,682
Timothy M. Bender	50,000	1.3%	$12.50	4/11/12	$393,059	$996,089
James P. Curley	250,000	6.4%	$10.00	1/31/12	$1,572,236	$3,984,356

(1)	The options granted have the following vesting schedules:

Mr. Kalinske’s option vest at the rate of 1/36 per month for 36 consecutive months commencing April 2002.

Mr. Rioux’s option vest at the rate of 1/36 per month for 36 consecutive months commencing January 2002.

Mr. Bender’s option vests at the rate of 1/48 per month for 48 consecutive months commencing January 2002.

Mr. Curley’s option vests on the following schedule: 25% of the shares vest in December 2002 and the remainder vests at the rate of 1/36 per month for 36 consecutive months thereafter.

Aggregated Option Exercises in 2002 and Year-End Option Values

The following table sets forth the number of shares of Class A common stock subject to exercisable and unexercisable options held as of December 31, 2002 by each of the named executive officers. None of our named executive officers exercised options in 2002.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael C. Wood	624,964	575,036	$12,280,555	$11,149,444
Thomas J. Kalinske	62,500	187,500	$790,625	$2,371,875
Paul A. Rioux	421,999	100,001	$8,128,287	$1,265,012
Timothy M. Bender	191,659	108,341	$3,768,186	$1,901,813
James P. Curley	62,500	187,500	$946,875	$2,840,625

(1)	Based on the closing price of the Class A common stock on December 31, 2002 of $25.15 per share minus the option exercise price.

STOCK PRICE PERFORMANCE GRAPH(1)

The following graph shows the total stockholder return of an investment of $100 in cash for (i) LeapFrog’s Class A common stock, (ii) the Standards & Poor’s 500 Index and (iii) the Standards & Poor’s Consumer Discretionary Index, for the period beginning on July 25, 2002 (based on the closing price of LeapFrog’s Class A common stock on the date on which LeapFrog’s Class A common stock began trading on the New York Stock Exchange) through December 31, 2002.

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of LeapFrog under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EMPLOYMENT AGREEMENTS

Michael C. Wood

In April 2002, we amended and restated an employment agreement, effective January 1, 2002, with Michael C. Wood, under which he agreed to serve as our President and Chief Executive Officer. Upon signing the agreement, Mr. Wood received a bonus payment of $60,000. The agreement expires in December 2005 and provides for an annual base salary of $265,000 and an annual bonus of up to an additional $135,000 through June 2004. Fifty percent of Mr. Wood’s annual bonus is guaranteed, and the remaining fifty percent is based on our performance. After June 2004, Mr. Wood’s compensation is subject to renegotiation. If we fail to agree on revised compensation, Mr. Wood’s compensation would be adjusted to an annual salary of $200,000, and he would only be required to devote a majority of his time to us. If we terminate Mr. Wood’s employment without cause, or if he terminates his employment for good reason, he is entitled to receive his base salary, bonus and benefits, and to continue vesting in his options, for 12 months following termination, with any options that would otherwise have remained unvested at the end of the 12-month period vesting in full at the end of the period. If such termination occurs after Mr. Wood’s salary has been reduced as described above, he would instead be entitled to receive a lump sum payment equal to his salary due through the date of termination and his options would fully vest. If we terminate Mr. Wood’s employment without cause during the 90 days prior to or 12 months following a change in control of our company, or if he terminates his employment for good reason during the same period, Mr. Wood is entitled to an amount equal to one hundred fifty percent of his base salary and bonus for the preceding year, and all of Mr. Wood’s unvested options would immediately vest; provided that Mr. Wood would not be so entitled if such termination occurs after his salary has been reduced as described above. All of Mr. Wood’s options will automatically vest upon a change in control of our company even if Mr. Wood’s employment is not terminated. If an excise tax is imposed on Mr. Wood as a result of the payments he were to receive in connection with a change in control of the company, we will pay Mr. Wood a gross-up payment equal to the excise tax and any other taxes to which Mr. Wood is subject. Pursuant to the terms of a stock option agreement entered into with Mr. Wood, the monthly vesting of stock options granted to Mr. Wood to purchase 800,000 shares of Class A common stock vest in options to purchase 16,666 shares of Class A common stock each month following our July 2002 initial public offering rather than 8,333 shares per month.

Thomas J. Kalinske

In April 2002, we entered into an employment agreement with Thomas J. Kalinske, under which he agreed to serve as our Chairman and to devote no less than eighty percent of his business time to us. The agreement expires in March 2005, and provides for an annual base salary of $265,000 and an annual bonus of up to an additional $135,000. Fifty percent of Mr. Kalinske’s annual bonus is guaranteed, and the remaining fifty percent is based on our performance. If we terminate Mr. Kalinske’s employment without cause, or if he terminates his employment for good reason, he is entitled to receive his base salary, bonus and benefits, and to continue vesting in his options, for 12 months following termination. If we terminate Mr. Kalinske’s employment without cause during the 90 days prior to or 12 months following a change in control of our company, or if he terminates his employment for good reason during the same period, Mr. Kalinske is entitled to an amount equal to one hundred fifty percent of his base salary and bonus for the preceding year and all of Mr. Kalinske’s unvested options would immediately vest. All of Mr. Kalinske’s options will automatically vest upon a change in control of our company even if Mr. Kalinske’s employment is not terminated. If an excise tax is imposed on Mr. Kalinske as a result of the payments he were to receive in connection with a change of control of the company, we will pay Mr. Kalinske a gross-up payment equal to the excise tax and any other taxes to which Mr. Kalinske is subject. In addition, pursuant to the agreement, Mr. Kalinske was granted an option to purchase 250,000 shares of our Class A common stock at an exercise price of $12.50 per share, which vest on a monthly basis from April 2002 through March 2005, and which are subject to other terms and conditions set forth in his accompanying stock option agreement.

Paul A. Rioux

Effective April 2002, we entered into an employment agreement with Paul Rioux, our Vice Chairman. The agreement provides for an annual base salary of $265,000 in 2002 and 2003 based on a four-day work week, and an annual base salary of $132,500 from January 2004 through March 2005 based on a two-day work week. Mr. Rioux will also receive compensation at a rate of $2,000 per day worked beyond the number of days he is required to work pursuant to his part-time schedule. In 2002, Mr. Rioux received $200,250 for extra days worked. The agreement also provides for an annual bonus of $135,000 per year through December 2003, and $67,500 per year from January 2004 through March 2005. Seventy percent of Mr. Rioux’s annual bonus is guaranteed, and the remaining thirty percent is based on our performance. In addition, Mr. Rioux was granted an option to purchase a total of 150,000 shares of our Class A common stock at an exercise price of $12.50 per share, which vest on a monthly basis starting January 2002, and which are subject to other terms and conditions set forth in his accompanying stock option agreements. Mr. Rioux’s employment under his agreement may be terminated by either of us at any time for any reason. However, if we terminate Mr. Rioux’s employment without cause, he is entitled to receive a termination fee equal to 12 months salary and bonus and his stock options will vest to the extent they would have vested, during the twelve-month period following the date of termination.

Timothy M. Bender

In November 1997, we entered into an employment agreement with Timothy Bender, our President of Worldwide Consumer Group. The agreement provides for an annual base salary, subject to annual increases determined by our board of directors or its compensation committee. The agreement also provides for an annual bonus based on our profits, net sales, or other performance targets determined by the board of directors, the amount of which bonus is determined by the board of directors at its sole discretion. In addition, pursuant to the agreement, Mr. Bender was granted an option to purchase a total of 152,440 shares of our Class A common stock at an exercise price of $2.37 per share, subject to the terms and conditions set forth in his accompanying stock option agreements. Mr. Bender has exercised this option grant in full. Mr. Bender’s employment under his agreement constitutes at-will employment and may be terminated by either of us at any time for any reason. However, if we terminate Mr. Bender’s employment without cause, he is entitled to receive up to six months salary and a pro-rata portion of his annual bonus. Mr. Bender’s current annual base salary is $260,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2000, we extended loans to four of our current executive officers for the purpose of purchasing stock from us and paying associated expenses. The loans were evidenced by full recourse promissory notes bearing interest at an annual rate of 6.62% and were due on the earlier of (1) December 31, 2006 or (2) ten days following the later of an initial public offering or the expiration of the applicable lock-up period. The notes were secured by the shares of Class A common stock issued in exchange for the notes. The amount of these promissory notes exceeded the purchase price of the underlying stock by an amount necessary to cover the estimated income taxes payable by the executive officer in connection with the stock purchases. We received promissory notes from the following executive officers:

Name of Debtor	Date of Promissory Note	Shares of Class A Common Stock Held By Us As Security	Principal Amount of Note
Michael C. Wood	June 30, 2000	609,756	$1,756,097
Robert W. Lally	July 5, 2000	304,878	$878,049
Timothy M. Bender	July 6, 2000	152,440	$439,027
L. James Marggraff	August 1, 2000	235,285	$677,621

Each of these promissory notes was paid in full in January 2003, and as of March 11, 2003, none of the executive officers listed above was indebted to us.

We are currently a subsidiary of Knowledge Universe. As of March 11, 2003, Knowledge Universe and its affiliates have approximately 87% of the voting power of our outstanding stock. As a result, Knowledge Universe and its controlling owners control the election of all members of our board of directors and all other matters submitted to a vote of our stockholders. Knowledge Universe is jointly controlled by Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken. Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. For more information on the security holdings of Knowledge Universe in Leapfrog, see “Security Ownership of Certain Beneficial Owners and Management” above. In addition, Mr. Kalinske our Chairman of the board of directors is the current President, Chairman and a director of Knowledge Universe, and Mr. Fink, a member of our board of directors, is a Vice Chairman of Knowledge Universe.

In August 1999, we purchased a 19.9% ownership interest in Knowledge Kids Media Group, Inc., an affiliate of Knowledge Universe, for $2.0 million. Knowledge Universe indirectly owns 80.1% of Knowledge Kids Media Group. Knowledge Kids Media Group owns substantially all of the voting power of Knowledge Kids Network, Inc. Sarina D. Simon, a member of our board of directors, is Chief Executive Officer of Knowledge Kids Media Group and Knowledge Kids Network. In 1999 and 2000, we wrote off our entire investment in Knowledge Kids Media Group. We have no obligation to provide additional funding to Knowledge Kids Media Group, and we are not responsible for the repayment of any of the existing or future liabilities of the company.

In March 2001, we entered into an agreement with Knowledge Kids Network in which Knowledge Kids Network agreed to develop content and provide technical services in connection with our LeapPad interactive books, in exchange for project-specific fees. During the year ended December 31, 2002, we paid Knowledge Kids Network an aggregate sum of $658,000 in fees and costs under this agreement. We had $5,000 in accounts payable to Knowledge Kids Network at December 31, 2002.

Since September 1997, we have participated in health and welfare plans established by Knowledge Universe and administered by Affinity Squared, Inc., which is an affiliate of Knowledge Universe. In 2002, we paid $267,000 to Affinity Squared in fees and costs.

For federal income tax purposes we file a separate federal income tax return. Due to our status as part of a related taxpayer controlled group with Knowledge Universe, Inc., certain tax benefits are limited. Since 1998, we and certain other Knowledge Universe affiliates have filed combined state income tax returns in California and other states in which we have been deemed to constitute a “unitary” group of taxpayers under applicable state laws. In July 2002, we entered into a tax sharing agreement with Knowledge Universe, Inc. with respect to certain state tax matters. In accordance with the agreement, we pay Knowledge Universe, Inc. amounts equal to what our liability would have been if we had been a stand-alone taxpayer. The liabilities computed under the tax sharing agreement for 2002, 2001, and 2000 and prior years, were $2.5 million, $1.1 million, and $0.3 million, respectively. As of December 31, 2002, we had a payable to Knowledge Universe, Inc. of approximately $3.6 million related to the tax sharing agreement.

The law firm of Maron & Sandler served as our primary outside general counsel from August 1997 through July 2002 and they continue to provide legal services to us. Maron & Sandler is the transfer agent for our Class B common stock. Stanley E. Maron, our secretary and a member of our board of directors, is a partner of Maron & Sandler. In 2002, we paid Maron & Sandler $320,000 for legal services rendered to us. In addition, Mr. Maron and other attorneys of Maron & Sandler hold interests in an entity that holds non-voting units of a limited liability company that holds an equity interest in Knowledge Universe. These non-voting units amount to a less than 1% economic interest in Knowledge Universe.

In March 2001, we sold 2,000,000 shares of our Series A preferred stock for an aggregate consideration of $25 million to CSC LF Holdings, LLC, Publishing and Broadcasting International Ltd. and Windsor Digital Studio LLC. In connection with this sale, we entered into an Amended and Restated Stockholders Agreement with these purchasers, Knowledge Kids, L.L.C., an affiliate of Knowledge Universe, FrogPond, Michael C. Wood, our President and Chief Executive Officer, and Explore Technologies, a holder of our Class A common stock. This agreement was amended and restated in July 2002. Under the agreement, CSC, Publishing and Broadcasting International, Windsor Digital Studio, Knowledge Kids, Knowledge Universe Learning

Group, LLC, Knowledge Universe II LLC and FrogPond had the right to purchase their pro rata share of any of our future equity offerings, except shares issued in connection with our initial public offering and other underwritten public offerings, options or other employee equity incentives, exercises of options or warrants or any merger or acquisition. CSC, Publishing and Broadcasting International and Windsor Digital Studio also had the right to sell alongside holders of Class A common stock and Class B common stock in any transaction where a majority of stock or voting power changes hands, or if Knowledge Universe or its affiliates sell a majority of the Class B common stock then held by them. The parties to the agreement also agreed to elect to our board of directors a representative designated by CSC. However, CSC has not designated a representative to serve on our board of directors, and in July 2002, CSC waived its right to do so. Pursuant to the agreement all of the foregoing rights were terminated in 2002 as our Class A common stock maintained a minimum closing price of $18.75 for 30 consecutive trading days and the aggregate value of all outstanding freely tradable Class A common stock held by non-affiliates equals or exceeds $100 million, and the Series A preferred stock was automatically converted into Class A common stock on November 21, 2002. The agreement also grants registration rights to CSC, Publishing and Broadcasting International, Windsor Digital Studio, Knowledge Kids, FrogPond, Explore Holdings LLC, which is the successor to Explore Technologies, and Michael C. Wood. Knowledge Universe Learning Group and Knowledge Universe II, affiliates of Knowledge Universe, became parties to the agreement in connection with the transfer of 6,000,000 shares and 15,901,207 shares of Class B common stock, respectively, from Knowledge Kids on December 29, 2001 and February 19, 2002.

For the year ending December 31, 2002, we purchased software products and support services from Oracle Corporation totaling $280,000. Lawrence J. Ellison, the Chairman and Chief Executive Officer of Oracle Corporation, may be deemed to have or share the power to direct the voting and disposition, and therefore to have beneficial ownership, of any shares of our capital stock owned directly or indirectly by Knowledge Universe. For a more complete discussion of Mr. Ellison’s relationship with Knowledge Universe, see “Security Ownership of Certain Beneficial Owners and Management.” Jeffrey Berg, a member of our board of directors, serves on the board of directors of Oracle Corporation.

At our request, the underwriters of our initial public offering allowed us to sell at our initial public offering approximately 500,000 shares of our Class A common stock at the initial public offering price to persons who were directors, officers or employees, or who were otherwise associated with us, through a directed share program. Paul A. Rioux purchased 500 shares of our Class A common stock and Stewart A. Resnick purchased 89,330 shares of our Class A common stock through the directed share program, and were the only two executive officers and directors who participated in the program.

We believe that our board of directors will take such action as is necessary to comply with applicable corporate law in connection with any transactions with affiliates, including in appropriate cases obtaining approval by our independent directors.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the board of directors has selected Ernst & Young LLP as LeapFrog’s independent auditors for the fiscal year ending December 31, 2003, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited LeapFrog’s consolidated financial statements since September 1997. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions.

Neither LeapFrog’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as LeapFrog’s independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of LeapFrog and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditor Fee Information

Audit Fees

The aggregate fees billed by Ernst & Young in 2002 for audit services totaled $1.4 million, of which $ 0.9 million was related to services in connection with our initial public offering in July 2002, and $0.5 million was related to the audit of our financial statements for the year ended December 31, 2002, the review of our quarterly reports on Form 10-Q for our June 2002 and September 2002 quarters, and statutory audits of our international subsidiaries. The aggregate fees billed by Ernst & Young in 2001 for audit services totaled $0. 3 million, which related to the audit of our financial statements for the year ended December 31, 2001 and statutory audits of our international subsidiaries.

Audit-Related Fees

The aggregate fees billed by Ernst & Young for audit-related services totaled $3,800 in 2002 and $19,585 in 2001, which consisted of fees for accounting consultations.

Tax Fees

The aggregate fees billed by Ernst & Young for tax services, consisting of tax compliance, tax advice and tax planning, totaled approximately $0.3 million in 2002 and $0.1 million in 2001.

All Other Fees

There were no other fees paid to our independent auditor in 2002 and 2001.

Delegation of Authority for Pre-Approval of Audit and Non-Audit Services

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee has delegated to Mr. Berg the authority to grant pre-approvals of audit and non-audit services to be provided by Ernst & Young, LeapFrog’s independent auditors. All such pre-approvals are required to be reported at the Audit Committee’s regularly scheduled meetings.

The Board of Directors Recommends

A Vote in Favor of Proposal Two.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Suite 150, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Director of Investor Relations at 510-420-5150. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Leapfrog will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James P. Curley

Chief Financial Officer and Treasurer

April 16, 2003

APPENDIX A

LeapFrog Enterprises, Inc.

Amended and Restated Audit Committee Charter

As adopted by the Board of Directors on May 24, 2002 and

amended and restated on October 22, 2002

The role and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors of LeapFrog Enterprises, Inc. (the “Company”) are as follows, subject to amendment by the Company’s Board of Directors (the “Board”) from time to time:

Role

The Committee shall provide assistance and guidance to the Board in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The Committee’s role includes oversight of: (a) the qualitative aspects of financial reporting to stockholders, (b) the Company’s policies and practices that relate to the financial control environment and financial reporting, (c) the Company’s procedures for compliance with significant applicable legal and regulatory requirements that impact the financial statements, (d) the external auditor’s qualifications and independence and (e) the performance of the Company’s internal audit function and external auditors.

The role also includes coordination with other Board committees and, as outlined herein, direct communication with management, external auditors, internal auditors (or other personnel responsible for the internal audit function), counsel and other Committee advisors.

Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Company’s financial statements, and the external auditor is responsible for auditing those financial statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). It is the Committee’s responsibility to resolve disagreements, if any, between management and the external auditors. Nothing in this Charter changes, or is intended to change, the responsibilities of management or the external auditors. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter was approved by the Board.

Membership

Committee membership shall consist of at least three Board members who shall together satisfy the independence and experience requirements set forth in the corporate governance standards as applied to audit committees of the New York Stock Exchange, as amended from time to time, and the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The members of the Committee and the Committee chairperson shall be appointed by the Board. In the event that fewer than three Board members have the requisite qualifications as set forth above, committee membership shall consist of such lesser number of Board members as meet such requisite qualifications, which lesser number shall meet the requirements regarding the composition of Audit Committees as set forth in the corporate governance standards of the New York Stock Exchange, as amended from time to time.

Procedures

Committee procedures shall be as determined by the Committee.

Operating Principles

In fulfilling its function and responsibilities, the Committee should give due consideration to the following principles:

•	Communication—Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and other key Committee advisors, external auditor, internal auditors (or other personnel responsible for the internal audit function), etc., as applicable, is important for strengthening the Committee’s knowledge of relevant current and prospective business issues.

•	Committee Education/Orientation—Developing with management and participating in a process for systematic review of important topics that present potential significant risk to the Company will enhance the effectiveness of the Committee.

•	Committee Expectations and Information Needs—The Committee should communicate to the Chief Executive Officer and President or their designees, internal auditors (or other personnel responsible for the internal audit function), and other external parties the specific nature, timing, and extent of any specific information or other supporting materials requested by the Committee, for its meetings and deliberations.

•	Resources—The Committee is authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including outside, independent legal counsel, accounting or other advisors. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary of appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Meeting Agendas—Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members and other members of the Board, with additional input from members of senior management and outside advisors to the extent deemed appropriate by the chairperson.

•	Committee Meeting Attendees—The Committee is authorized to request members of management, counsel, internal auditors (or other personnel responsible for the internal audit function), external auditors or any other persons whose presence the Committee believes to be necessary or appropriate, to participate in Committee meetings, as necessary, to carry out the defined Committee responsibilities. It is understood that either internal auditors (or other personnel responsible for the internal audit function) or external auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet in executive session separately with management, internal auditors (or other personnel responsible for the internal audit function) and external auditors, periodically, but at least annually.

•	Reporting to the Board of Directors—The Committee, through the Committee chairperson, shall report from time to time to the Board. In addition, final minutes from Committee meetings should be distributed to each Board member prior to the subsequent Board meeting.

Meeting Frequency

The Committee should meet as frequently as considered necessary by the Committee or the chairperson, and shall meet at least quarterly.

Committee’s Relationship with External and Internal Auditors

•	The external auditors, in their capacity as independent public accountants, shall be ultimately accountable to the Board through the Committee as representatives of the stockholders. The external auditors are required to report directly to the Committee. The Committee has the sole authority to retain, oversee and terminate the external auditors (subject, if applicable, to stockholder ratification) in regards to both audit and non-audit services.

•	The external auditors shall be viewed as the Board and Committee’s representatives in executing the Committee’s oversight of periodic, annual, and other financial reporting to stockholders. They shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. The Committee should review the work of external auditors in executing their role of oversight.

•	The Committee should review at least annually and report to the Board on the performance (effectiveness, objectivity, and independence) of the external auditors. In this respect, the Committee should seek to obtain from the external auditors a written statement from the external auditors delineating all relationships between the auditor and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” In addition, a written statement from the external auditors shall describe: the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. Additionally, the Committee should seek to maintain an active dialogue with the external auditors with respect to disclosed relationships or services that may impact auditor objectivity or independence and take appropriate action to ensure the independence of the external auditors.

•	The Committee must pre-approve the retention of the external auditor or any of its affiliates for any audit and non-audit services. The Committee may delegate to one member of the Committee the authority to grant such pre-approvals, provided that all approvals made by the delegate will be presented to the full Committee at each of its scheduled meetings. Upon the pre-approval of any audit or non-audit services, the Committee will negotiate the scope of services to be provided, the terms for providing such services, and the fees to be paid to the external auditor or its affiliates for any such services.

•	In considering whether to pre-approve non-audit services, the Committee will consider whether the external auditor’s provision of the non-audit services to the Company is compatible with maintaining the independence of the external auditor and under no circumstances will the non-audit services include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act.

•	The Committee shall review the experience and qualifications of the external auditor’s senior personnel that are providing audit services to the Company.

•	The internal audit function shall be responsible to senior management, but have a direct reporting responsibility to the Board through the Committee.

•	If either the internal auditors (or other personnel responsible for the internal audit function) or the external auditors identify significant issues warranting the attention of the Committee or the full Board that, in their judgment, have been communicated to management but have not been adequately addressed, they should be communicated to the Committee chairperson or any member of the Committee.

•	Senior management will consult with the Committee regarding changes in the senior management of the internal audit function.

Primary Committee Responsibilities

The primary Committee responsibilities are:

•

Annual Financial Reports—The Committee shall review and discuss with management and the external auditors the Company’s annual and interim financial reports, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, in advance of filings or distribution. The Committee will also review with the external auditors all significant correcting adjustments (whether or not made) to ensure that all material adjustments are properly reflected in the financial reports.

•	Earnings Press Releases—The Committee shall review all financial press releases and other financial disclosures, including financial information and earnings guidance provided to analysts and rating agencies. In particular, the Committee shall review financial disclosures containing pro forma information to verify that they include reconciliations to the comparable GAAP information and do not give undue prominence to the pro forma information or otherwise provide misleading presentations of results of operations or financial condition.

•	Fraud and Regulatory Noncompliance—The Committee shall review and assess the internal audit function and external auditors’ responsibility and procedures for detecting accounting and reporting financial errors, fraud and defalcations, illegal act, and noncompliance with the corporate code of conduct and regulatory requirements.

•	Internal Audit Responsibilities—The Committee shall review and assess the annual audit plan and the process used to develop the plan, status of activities, significant findings, recommendations and management’s response. The Committee shall also review the appointment and replacement of the senior manager responsible internally for the audit.

•	Regulatory Examinations—The Committee shall review and assess Securities and Exchange Commission (“SEC”) inquiries and the results of examinations by other financial regulatory authorities in terms of important findings, recommendations and management’s response.

•	External Auditor Responsibilities—The Committee shall pre-approve and negotiate the engagement of the external auditors, including the overall scope, extent, procedures and focus of the annual, and if applicable interim, audit. The foregoing shall also include the scope and level of involvement with unaudited quarterly or other interim-period information as well as the compensation to be paid to the external auditors in connection with their engagement. The Committee shall pre-approve and negotiate the engagement of external auditors, including the overall scope, extent, procedures and focus of non-audit services.

•	Financial Reporting and Controls—The Committee shall review and assess key financial statement issues and risks, their impact or potential impact on reported financial information, the processes used by management to address such matters, related auditor views and the basis for audit conclusions. The Committee shall also confer with internal auditors (or other personnel responsible for the internal audit function) and external auditors regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

•	Risk Management—The Committee shall periodically review and assess the Company’s risk management policies that relate to the financial control environment and financial reporting, and discuss with management the Company’s major financial risk exposures and steps being taken to monitor and control such exposures.

•

Auditor Recommendations and Related Matters—The Committee shall discuss with the external auditors the results of the annual audit, including the external auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the external auditors under GAAP and the Sarbanes-Oxley Act. In connection with this discussion, the Committee shall also evaluate the cooperation received by the external auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information. The Committee shall discuss with the outside auditor any problems or difficulties the outside auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any disagreements with management, whether or not those disagreements were resolved to the satisfaction of the outside auditor. The Committee shall obtain from the outside auditor assurances that Section 10A of the Securities and Exchange Act of 1934, as amended, has not been implicated. The Committee shall review and assess important internal auditor (or other personnel responsible for the internal audit function) and external auditor recommendations on financial reporting, controls, other matters and management’s response.

•	Off-Balance Sheet Arrangements; Affiliated Party Transactions—The Committee shall review and discuss with management and the outside auditor: (i) any material off-balance sheet arrangements or other material financial arrangements of the Company that do not appear on the financial statements of the Company, and whether the Company’s annual and interim financial reports contain appropriate disclosure regarding such arrangements; and (ii) any transactions with parties related to or affiliated with the Company which are material in size or involve terms different from those reasonably likely to be negotiated with independent third parties and which transactions are relevant to the understanding of the Company’s financial statements.

•	Changes in Accounting Principles—The Committee shall review and discuss with the external auditors any changes in important accounting principles and the application thereof in both annual and interim financial reports.

•	Required Communications—The Committee shall receive and review all required communications from the external auditors. The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, and the confidential or anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	External Auditor Independence—The Committee shall review and assess, on an annual basis, the independence of the external auditors, including an analysis of all substantial professional non-audit services provided by the external auditors and the effect, if any, on such independence. The Committee shall ensure that:

•	the lead external audit partner that has primary responsibility for the audit, and the external audit partner responsible for reviewing the audit, will be prohibited from performing external audit services for the Company for more than five (5) consecutive years; and

•	an external accounting firm will be prohibited from performing any audit services if the chief executive officer, chief financial officer, chief accounting officer or controller of the Company was employed by that accounting firm and participated in any capacity in the audit of that the Company during the one-year period preceding the date of the initiation of the audit.

•	Proxy Statement Reports—The Committee shall prepare any report, including any recommendation by the Board, required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	External Auditor Performance—The Committee shall review and assess, on an annual basis, the performance of the external auditors and shall have the sole authority to select, retain or terminate the external auditors. The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditors (or to nominate the external auditor to be proposed for stockholder approval in any proxy statement).

•	Investigations—The Committee, in its discretion, may conduct or authorize investigations into any matters within the scope of its responsibilites.

•	Hiring of Employees or Former Employees of External Auditors—The Committee shall set policies and procedures for the hiring of employees or former employees of the Company’s external auditors.

•	Annual Performance Evaluation—The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

•	Committee Charter—The Committee shall review at least annually, or more frequently if it deems necessary, the Committee Charter and shall recommend any proposed changes for approval by the full Board.

PROXY

LEAPFROG ENTERPRISES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2003

The undersigned hereby appoints Michael C. Wood and James P. Curley, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at LeapFrog Enterprises, Inc.’s headquarters at 6401 Hollis Street, Suite 150, Emeryville, California on Wednesday, May 21, 2003 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on other side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the nine nominees for director listed below.

PROPOSAL 1:

To elect nine directors to hold office until the 2004 Annual Meeting of Stockholders or until their successors are elected.

☐ FOR all nominees listed (except as indicated to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below:

Nominees:	Michael C. Wood
Thomas J. Kalinske
Paul A. Rioux
Jeffrey Berg
Steven B. Fink
Stanley E. Maron
Barry Munitz
Stewart A. Resnick
Sarina D. Simon

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 2:

To ratify the selection by the Audit Committee of the board of directors Ernst & Young LLP as independent auditors of LeapFrog Enterprises, Inc. for its fiscal year ending December 31, 2003.	For ☐	Against ☐	Abstain ☐

Date                 , 2003

Signature(s)

Printed Name(s)

Title

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.